[CIK]      0000914670
[NAME]     CORRECTIONAL SERVICES CORPORATION


                          ASSET PURCHASE AGREEMENT


     This ASSET PURCHASE AGREEMENT (the "Agreement") is entered into effective as of the 27th day of August, 1997, by and among DOVE DEVELOPMENT CORPORATION, a Texas corporation ("Seller"), CONSOLIDATED FINANCIAL RESOURCES, INC., a Texas corporation ("CFR"), CONSOLIDATED FINANCIAL RESOURCES/CRYSTAL CITY, INC., a Texas corporation ("CFRCCI"), and CORRECTIONAL SERVICES CORPORATION, a Delaware corporation ("Purchaser").

                               	WITNESSETH:

    	WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, certain assets of Seller involved in the operation and management of the Facilities (as hereinafter defined); all on the terms and subject to the conditions contained in this Agreement;

   		WHEREAS, CFR and CFRCCI desire to evidence their consent and approval, to the extent the same may be required, to (i) the transfer of the Acquired Assets to Purchaser, and (ii) the designation of Purchaser, and the operation and management by Purchaser, of the Facilities and the related assets and properties.

		NOW, THEREFORE, Purchaser and Seller in consideration of the agreements and covenants contained herein and $1.00 in hand paid, the receipt and sufficiency of which are acknowledged, and subject to the satisfaction of the conditions set forth herein, hereby agree as follows:

ARTICLE 1.

Definitions

		For purposes of this Agreement the following terms shall have the following respective meanings:

		 1.1	Accounts (Prepaid):  all of Dove's prepaid amounts
relating to the Acquired Assets or the business of Seller with respect to the Facilities and attributable to periods prior to or after the Effective Time, including, without limitation, those described or referred to on
Schedule 1.1.

		 1.2	Acquired Assets:  all of the assets, interests and rights
being purchased by Purchaser hereunder, as more specifically described in
Section 2.1.

		 1.3	Assumed Liabilities:  the meaning set forth in Section 2.6.

		 1.4	Closing:  the meaning set forth in Section 2.2.

		 1.5	Closing Date:  the date on which the Closing occurs, as
defined in Section 2.2.

		 1.6	Contract Rights:  all of the rights and interests of Dove
in, to and under the following contracts and agreements:

		(i)	County Jail and Detention Facility Operation and Management
Agreement dated 9/1/92 between Frio County, a political subdivision of the
State of Texas ("County"), and Dove Development Corporation d/b/a Frio
Detention Management ("Dove" or "FDM"), as amended by Amendment dated as of September 1, 1992, and further amended by that unsigned Amendment dated
September 27, 1996;

		(ii)	County Jail Operation and Management Agreement dated
9/1/92, between County of Frio and Dove, as amended by that certain Amendment dated as of September 1, 1992, and further amended by that County Jail Operation and Management Agreement Amendment dated as of September 1, 1992, and further amended by that Amendment of the Amendment to a County Jail Operation and Management Agreement dated as of September
1, 1992 (executed on 9/1/93), and further amended by that Second Amendment of the County Jail Operation and Management Agreement dated December 22, 1994;

		(iii)	Frio County Temporary Detention Facility Operation and
Management Agreement dated _____________, 1994 (June 10, 1994 at bottom of page), between Dove and County;

		(iv)	Agreement Concerning Temporary Detention Facility, between
County and Dove dated ___________________, 1994 (June 9, 1994 at bottom of page);

		(v)	Temporary Housing Payment Agreement, dated June 2, 1994,
between County and The City of Crystal City, Texas; and

		(vi)	Agreement dated August 24, 1995, between Dove and Uvalde
County, Texas, regarding the housing of certain prisoners.

		 1.7	Contracts:  all contracts, operating agreements, management
agreements, prisoner housing agreements, instruments, agreements, mortgages, security agreements, purchase orders, sales contracts, leases, licenses and franchises, whether written or oral, between Seller (or Seller and one or more affiliates of Seller) and other persons or parties, or with respect to which any of Seller's assets or properties are otherwise bound, relating to the ongoing business, assets or operations of the Seller or to the other Acquired Assets as listed on Schedule 1.7 attached hereto.

		 1.8	Effective Time:  11:59 p.m., Central Daylight Time, on the
Closing Date.

		 1.9	Employee Plans:  all bonus, pension, stock option, stock
purchase, benefit, thrift, welfare, health, retirement, disability, insurance, incentive, executive compensation, severance, deferred compensation and all other plans, programs, agreements, contracts or arrangements, including, without limitation, any collective bargaining agreements, written or otherwise, benefiting employees of Seller
(including former employees) or their families or beneficiaries.

		 1.10	Environmental Regulations:  the Clean Air Act, 42
U.S.C. 7401 et seq., the Clean Water Act, 42 U.S.C. 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Solid Waste Disposal Act, as amended by the Resource, Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986; Safe Drinking Water Act, 42 U.S.C.A. 300(f)-(j)(26); Hazardous Liquids Pipeline Safety Rules, 16 TAC 7.80-7.87; Hazardous Liquids Pipeline Safety Act of 1979, 49 U.S.C. 2001 et seq.; Natural Gas Pipeline Safety Act of 1968, 49 U.S.C. 1671 et seq.; all other present or future valid and applicable federal, state and local environmental laws and ordinances, and all rules and regulations now or hereafter promulgated with respect to any thereof.

		 1.11	Facilities (individually, a "Facility"):  The
following three (3) correctional facilities: (i) one 167-bed facility located at 410 S. Cedar St., Pearsall, Texas ("Main Unit"); (ii) one 96-bed facility located at South Cedar, Pearsall, Texas ("Williams Unit"); and (iii) one 30-bed facility located at 502 South Cedar, Pearsall, Texas ("Sanders Unit"), respectively.

		 1.12	Force Majeure:  any (1) fire, explosion, breakdown of
plant, failure of machinery, strike, lock-out, labor dispute, casualty or accident, shortage, lack or failure of all or part of transportation facilities, sources of labor, raw materials, power or supplies; or (2) Act of God, including epidemic, hurricane, cyclone, drought, flood; or (3) war, revolution, civil commotion, act of enemies, blockage or embargo, any law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision authority or representative of any such government; or (4) any other acts whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of a party hereto, which shall make it impossible for the party concerned to carry out obligations of such party under this Agreement. Force Majeure shall only be applicable under this Agreement in any situation where this Agreement expressly so provides.

		 1.13	GAAP:  generally accepted accounting principles.

		 1.14	Hazardous or Waste Substance:  all hazardous or toxic
material, waste or substance, and any pollutant, as such terms are defined in any Environmental Regulation; petroleum, and all petroleum-based substances; natural gas, synthetic gas or any mixtures thereof; and all materials or substances defined as any kind of waste under any Environmental Regulation.

		 1.15	Liabilities:  as to any person or entity, all debts,
adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such person or entity, whether accrued, vested or otherwise, whether in contract, tort or otherwise and whether or not actually reflected, or required by GAAP to be reflected, in such person's or entity's balance sheets, income statements or cash flow statements or other books and records, including, without limitation, (i) obligations arising under any law, rule or regulation of any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or imposed by any court or any arbitrator of any kind, (ii) obligations arising in connection with products sold by, or under contracts, agreements (whether written or oral), leases, commitments or undertakings of, such person or entity, (iii) all indebtedness or liability of such person or entity for borrowed money, or for the purchase price of property or services (including trade obligations), (iv) all obligations of such person or entity as lessee under leases, capital, operating or otherwise,
(v) liabilities of such person or entity in respect of plans covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended, or otherwise arising in respect of Employee Plans or employees or former employees or their respective families or beneficiaries, (vi) reimbursement obligations of such person or entity in respect of letters of credit, (vii) all obligations of such person or entity arising under acceptance facilities, (viii) all liabilities of other persons or entities directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse by such person or entity or with respect to which the person or entity in question is otherwise directly or indirectly liable, (ix) all obligations secured by any lien on property of such person or entity, whether or not the obligations have been assumed, and (x) all other items which have been or in accordance with GAAP would be, included in determining total liabilities on the liability side of a balance sheet.

		 1.16	Losses:  the meaning set forth in Section 9.1(a).

		 1.17	Permits:  all permits, licenses, filings,
authorizations, approvals or other indicia of authority issued by any governmental agency, authority or other instrumentality of the United States, or any state or political subdivision thereof necessary, or used, or actually held by Seller and useful, as of the Closing, directly or substantially (i) to conduct the business and operations of the Seller, the Facilities or which otherwise relate to the Acquired Assets or to own, construct, operate or maintain each fixture, process, the Facilities, any item of equipment, vehicle, machinery, installation or other asset of the Acquired Assets used as part of the Acquired Assets, or (ii) to store, transport, dispose of, discharge, emit, market or sell any goods or any substance (including, without limitation, materials classified as "hazardous materials" or "hazardous substances" or "hazardous wastes") used, handled, produced, disposed of, discharged, emitted, marketed or sold in the business or operations of the Acquired Assets.

		 1.18	Permitted Encumbrances:  those liens described or
referred to on Schedule 1.19.

		 1.19	Purchase Price:  the meaning set forth in Section 2.3.

		 1.20	Real Property:  all of those certain tracts or parcels
of land, as more particularly described on Schedule 1.20, together with any improvements, buildings, structures, or fixtures which may be located thereon.

		 1.21	Retained Assets:  the Retained Contracts and the other
Assets of Seller listed or referred to on Schedule 1.21.

		 1.22	Retained Contracts: the Contracts designated on Schedule 1.22.

		 1.23	Retained Liabilities:  the meaning set forth in  Section 2.6.

ARTICLE 2.

	Purchase and Sale

		 2.1	Purchase and Sale of Acquired Assets.  Subject to the terms
and conditions set forth in this Agreement, at the Closing (but effective as of the Effective Time), Seller shall sell, assign, transfer, grant, convey and deliver to Purchaser, and Purchase shall purchase, acquire and accept, all of the assets, properties, rights, and contracts (but not the
Liabilities thereunder, except as provided in Section 2.6) in the following paragraphs (a) through (i) (the "Acquired Assets"), free and clear of all liens, security interests, pledges, mortgages, deeds of trust, servitudes, charges, and encumbrances (other than the Permitted
Encumbrances):

			(a)	All the machinery, equipment, inventories, furniture,
lighting fixtures, trucks, automobiles, cranes, tools, spare parts and other tangible personal property or fixtures related to or used in connection with the Facilities, including, without limitation, all the personal property and fixtures listed or referenced in Schedule 2.1(a);

			(b)	To the extent assignable, all rights of Seller under
or pursuant to all warranties, representations and guarantees made by suppliers, licensors, vendors and contractors in connection with Acquired
Assets to the extent that such warranties, representations and guarantees
(i) relate to claims that accrue or arise on or after the Effective Time,
(ii) create an obligation to repair or replace Acquired Assets (or refund the purchase price therefor), (iii) constitute warranties of title for all personal property, or (iv) relate to claims which have not been asserted prior to the Effective Time and which affect the nature or value of any
Acquired Asset (whether or not such claims accrued or arose prior to the
Effective Time);

			(c)	All Contract Rights;

			(d)	To the extent assignable, all Permits, and any pending
applications therefor;

			(e)	all Accounts (Prepaid); and

			(f)	Subject to Section 13.4, rights to insurance proceeds,
if any, or claims against third parties resulting from damage, destruction or loss to the Acquired Assets occurring between the date of this
Agreement and the Closing Date.

		 2.2	Closing.  The Closing of the transactions contemplated
hereby (the "Closing") shall take place at the offices of Hutcheson &
Grundy, L.L.P., on the date ninety (90) days after the date hereof or such other place and date as the parties may agree (the "Closing Date") following the satisfaction or waiver (in writing or by operation of this Agreement) of the conditions precedent set forth in Sections 7 and 8.

		 2.3	Purchase Price.

			(a)	Subject to any adjustments provided hereunder, the
Purchase Price, payable at the Closing in the manner described in Section
2.3(b) below, shall be the sum of:

				(i)	TWO HUNDRED AND SEVENTEEN THOUSAND AND NO/100
DOLLARS ($217,000); plus

				(ii)	the assumption by Purchaser of the Assumed
Liabilities;

				(iii)	any adjustments provided under Section 2.4
below, and any other adjustments provided under this Agreement.

			(b)	The Purchase Price shall be payable as follows: at the
Closing, Purchaser shall pay (A) a portion of the Purchase Price directly to the vendors described on Schedule 5.8 in an amount equal to the amount owed such vendors (assuming that such amount is equal to or less than the amount to be paid by Purchaser), and (B) the remainder of the cash portion of the Purchase Price shall be paid to Seller in cash (or by wire transfer to such of Seller's accounts as shall be designated by Seller or other immediately available funds acceptable to Seller).

			(c)	The Purchase Price shall be allocated among the
Acquired Assets in accordance with Schedule 2.3(c), or in such other proportion as Purchaser and Seller may agree in writing, it being hereby agreed that (i) the amount so allocated by the parties to each of the Acquired Assets shall be an amount substantially equal to the fair market value of each such Acquired Asset as of the Effective Time, and, (ii) in the aggregate, the Purchase Price, as allocated, equals the fair market value of the Acquired Assets.

		 2.4	Adjustments to Purchase Price.  The Purchase Price shall be
adjusted downward at the Closing by the following:

			(a)	any proceeds received by Seller attributable to the
Acquired Assets that are, in accordance with generally accepted accounting principles, attributable to the period of time from and after the
Effective Time;

			(b)	an amount equal to all claimed, asserted or unpaid ad
valorem, property, or other taxes and assessments based on or measured by ownership of the Acquired Assets or the receipt of proceeds therefrom; and

			(c)	any other adjustments provided in this Agreement.

		 2.5	Accounts.  Any payments made by wire transfer of
immediately available funds to a party hereto shall be made to an account or accounts which shall be designated by such party to the other party at least two business days prior to payment.

		 2.6	Assumed and Retained Liabilities.

			(a)	On the terms and subject to the conditions set forth
in this Agreement and subject to Section 2.6(c), Purchaser agrees to assume all obligations and liabilities attributable to the Contract Rights and arising and accruing from and after the Effective Time, and Purchaser agrees to assume at the Closing the obligations of Seller under the debt described on Schedule 2.6(a) attached hereto.  The above-described liabilities and obligations are herein referred to as the "Assumed
Liabilities."

			(b)	Purchaser will not assume any Liabilities of Seller to
the extent they are not Assumed Liabilities, whether or not set forth on the Schedules hereto or otherwise disclosed in or in connection with this
Agreement (collectively, the "Retained Liabilities", and individually, a
"Retained Liability").

			(c)	Without limiting the generality of Section 2.6(b) and
notwithstanding any other provision hereof, each of the following is a
Retained Liability of Seller which Purchaser does not assume:

				(i)	Any of Seller's obligations and liabilities under
this Agreement;

				(ii)	Any liabilities or obligations, to the extent
 that the existence thereof is inconsistent with, or the amount thereof exceeds the amount represented in, any of Seller's representations and warranties in this Agreement or any Schedule or certificate delivered pursuant hereto;

				(iii)	Any liability or obligation arising by
reason of any violation or claimed violation of any federal, state, local or foreign law, rule, regulation, ordinance or any requirement of any governmental authority (including, without limitation, any liability or obligation under or relating to any Environmental Regulations) whether arising before or after the Effective Time;

				(iv)	Any liability or obligation in respect of any
Employee Plan (whether currently existing or arising or accruing hereafter, including without limitation, any liability or obligation relating to the termination of any Employee Plans in connection with the consummation of the transactions contemplated herein) or for income, personal property, sales, use, ad valorem, franchise or other taxes or assessments (including any interest, penalties or additions thereto) owed to any taxing authority, including any taxes arising out of the transactions contemplated hereby other than sales tax attributable to transfer of motor vehicles which shall be borne by the parties pursuant to
Section 13.2(a) hereof;

				(v)	Any liability or obligation related to accounts
payable owed by Seller and attributable to periods prior to the Effective
Time (and Seller shall provide Purchaser with evidence at Closing of provisions made therefor to the satisfaction of Purchaser);

				(vi)	Any liability or obligation against which Seller
is insured, at least to the extent of such insurance (but this shall in no way be deemed a limitation or restriction on Seller's liability therefor);

				(vii)	Any liability or obligation of Seller
arising out of or related to past, present or future litigation involving or relating to Seller or the Acquired Assets, whether the relevant cause of action accrues before or after the Effective Time;

				(viii)	Any liability or obligation in respect of
any agreement or contract to which Seller is a party or to which Seller or any of its assets or properties are otherwise bound, and which is not an Assigned Contract, including, without limitation, Purchaser does not assume any liability of Seller under any of the Retained Contracts;

				(ix)	Any liability or obligation relating to the
Acquired Assets and arising from (or attributable to) actions, events or conditions occurring or existing as of or prior to the Effective Time;

				(x)	Any liability or obligation arising from or
relating to the termination or severance of any employees of Seller (which are not employees of Purchaser) in connection with the consummation of the transactions contemplated herein, including, without limitation, any liability or obligation under the Worker Adjustment and Retraining
Notification Act, as amended ("WARN Act");

				(xi)	Any liability or obligation under the Contracts
or associated with the Contract Rights, or any of them, accruing or attributable to periods prior to the Effective Time;

				(xii)	Any other liability or obligation of any
kind or nature of Seller which is not an Assumed Liability under Section
2.6(a).

		 2.7	Collection of Accounts (Prepaid).  Schedule 1.1 sets forth
a true, complete and correct list of all Accounts (Prepaid).

ARTICLE 3.

Representations and Warranties of Seller

		Seller represents and warrants to Purchaser and agrees as follows:

		 3.1	Organization.  Seller is a corporation duly organized,
existing and in good standing under the laws of the State of Texas, has full corporate power to own the Acquired Assets and conduct the business presently being conducted by it related thereto, and is duly qualified to transact business as a foreign corporation, and is in good standing, in each jurisdiction in which such qualification is required.

		 3.2	Authority.  The execution, delivery and performance of this
Agreement and each agreement and instrument to be executed, delivered and performed by Seller pursuant hereto have been duly authorized and approved by all requisite corporate action.  Neither the execution and delivery of this Agreement and such other agreements and instruments nor the consummation of the transactions contemplated hereby or thereby
(including, without limitation, the assignment to Purchaser of Dove's interests in all Contract Rights and Seller's interest in all Permits) and compliance with nor fulfillment of the terms and provisions hereof or thereof will (a) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, the
Articles of Incorporation or Bylaws of Seller or any judgment, order, award, decree or other restriction of any kind to which Seller is a party or by which it is bound or to which any of the Acquired Assets are subject, (b) except as set forth in Schedule 3.2(b), require the approval, consent, authorization or other order or action of, or any filing with, any person or entity, including without limitation any court, governmental authority or regulatory body and CFR and CFRCCI hereby grant their consents to the foregoing, (c) result in the imposition of any mortgage, security interest, lien, easement, pledge, servitude, encumbrance or claim of any kind on any if the Acquired Assets, or (d) would not result, give any party with rights under any Contract Rights or any mortgage, security agreement, judgment, order, award or decree the right to terminate or otherwise materially change the rights of Seller under such Contract
Rights, mortgage, security agreement, judgment, order, award or decree.
Seller has full corporate power and authority to do and perform all acts and things required to be done by Seller under this Agreement.  This
Agreement and any other agreements and instruments required to be delivered hereunder by Seller, when duly, executed and delivered by
Seller, will constitute legal, valid and binding obligations of Seller and will be enforceable against it in accordance with their respective terms.

		 3.3	Acquired Assets.

			(a)	Seller owns, leases or has the legal right to use all
of the Acquired Assets.  All Acquired Assets leased or licensed by Seller are designated as such on Schedule 3.3(a).  All Acquired Assets not otherwise listed on Schedule 3.3(a) are owned by Seller, and Seller has good and indefeasible title thereto.

			(b)	Except as set forth in Schedule 3.3(b), Seller has,
and upon the Closing Purchaser shall receive, the Acquired Assets, free and clear of all mortgages, security interests, liens, deeds of trust, notices of violation of law, ordinance or regulation, servitudes, easements, pledges, consents, preferential purchase rights, encumbrances or other title defects of any kind, except the Permitted Encumbrances.

			(c)	Each of the Contract Rights, including, any leases and
licenses included in the Acquired Assets, is in full force and effect,
 Seller has received no (i) notice of cancellation or termination under any option or right reserved to any other party under any such Contract
Rights or (ii) notice of default which remains uncured or has not been waived, and no event or condition has occurred or exists which, with notice or lapse of time or both would constitute a default under any
Contract Rights.

			(d)	Except as set forth in Schedule 3.3(b), Seller has
good and marketable title to all of the Real Property, personal property, fixtures and equipment comprising the Acquired Assets, free and clear of all security interests, liens, mortgages, deeds of trust, notices of violations of law, ordinance or regulation, pledges or encumbrances of any kind, other than Permitted Encumbrances.

			(e)	The Real Property (and any other properties on which
any of the Acquired Assets are located or are used) and improvements thereon are zoned properly (as such zoning is reflected in the zoning maps or other applicable public records) for operation as the Facilities and performance of the Contracts.  No the building or improvement, nor any of the appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates any restrictive covenants or any provision of any federal, state, or local law, ordinance or zoning regulation, or encroaches on any property owned by others.

			(f)	Neither the Real Property, nor any other properties on
which any of the Acquired Assets are located or are used, nor any building, structure or improvements thereon violate any building, fire, environmental or other regulatory law, ordinances or regulations, and
Seller has received no notice of any violation or alleged violation of any thereof.

			(g)	All buildings and structures situated on the Real
Property (or any other properties on which any of the Acquired Assets are located or are used) are structurally sound and do not have any material defects in their roofs, foundations, HVAC system sewage system, walk-in coolers or sidewalls.

		 3.4	Compliance with Laws.

			(a)	Seller is, and the Acquired Assets are, in compliance
with all valid and applicable statutes, orders, rules, ordinances and regulations as interpreted and enforced on or before the date of this
Agreement (including, without limitation, (A) all Environmental
Regulations and other statutes, orders, rules, ordinances, and regulations pertaining to the environment or to health and safety applicable to it, and the generation, handling or disposition of any Hazardous or Waste
Substance, or and (B) those otherwise relating to the ownership, use, operation, or disposition of any of the Acquired Assets).

			(b)	Except as set forth on Schedule 3.4(b), Seller has all
Permits and authorizations necessary to permit lawful use and operation
(based on conditions existing and the manner of use and operation occurring immediately prior to the date hereof) of the Facilities and the
Acquired Assets by Seller.  Except as set forth on Schedule 3.4(b), all required applications for renewal thereof have been timely filed.  Except as set forth on Schedule 3.4(b), no granting authority has notified Seller of its intent to modify, cancel, deny renewal of or impose conditions to the renewal of any Permit, or required modifications to any filed application for renewal of any Permit.

			(c)	Except as disclosed in reasonable detail on Schedule
3.4(c) relating to the Real Property to be provided to Purchaser hereunder
("Reports"), the Seller has neither transported nor arranged for the transportation (directly or indirectly) of any Hazardous or Waste
Substance to any location which is or was at the time: (i) not authorized under Environmental Regulations to receive such hazardous or waste substance, (ii) listed or proposed for listing under any Environmental
Regulations, or on any similar list, or (iii) the subject of federal, state or local laws which may lead to claims against the Seller for clean-
up costs, remedial work, damages to natural resources or personal injury, including, but not limited to, claims under such Environmental
Regulations, where any such claims have, or are reasonably likely to have, any damage or loss.

			(d)	There are no environmental liens on any of the real
property owned or leased by the Seller, and no actions have been taken by any Federal, state, or local government agency or are in process which could subject any of such real property to such liens, and the Seller is not required to place any notice or restriction relating to the presence of any Hazardous or Waste Substances at any real property owned by it in any deed or other instrument relating to such Real Property.

			(e)	The Seller has provided or made available to Purchaser
all environmental investigations, studies, audits, tests, inspections, reviews or other analyses (collectively, the "Environmental Site
Analyses") conducted or prepared by or on behalf of Seller relating to any real property or facility now or previously owned or leased by the Seller and are accurate and complete in all respects (it being understood that nothing in this Section 3.4 shall be construed as waiving Purchaser's rights for the breach of any representation, warranty, or covenant of the
Seller made herein).

			(f)	Except as disclosed in reasonable detail on Schedule
3.4(f) or as disclosed in the Reports, there have been no communications to or from or any agreements with any Federal, state, or local government agency or any private entity, including, but not limited to, any prior or subsequent owners of real property now owned or previously owned by Seller or by current or former owners of any adjacent real property, alleging or relating in any way to any liability arising from, or the violation of any law relating to, the presence, placement, use, manufacture, handling, discharge, burial, or release either on, under or adjacent to such Real
Property, for which the Seller could reasonably be expected to be liable, or the transportation to or from such real property for which the Seller could reasonably be expected to be liable, of any Hazardous or Waste
Substance.  Except as disclosed on Schedule 3.41(f), neither the Real
Property nor any of the property on which any of the Acquired Assets are located or are used contain any Hazardous or Waste Substance.

		 3.5	Litigation; Etc.  Except as set forth in Schedule 3.5,
there is no action, lawsuit, audit, investigation, claim or proceeding pending (or threatened or any basis therefore known to Seller) against or affecting or relating to the Acquired Assets or the ability of the Seller to consummate any of the transactions contemplated herein in any court, or before any federal. state, provincial, municipal or other governmental department, board, agency or instrumentality, or before any arbitrator.
Seller is not in default, and no event or condition has occurred or exists that with notice or the lapse of time or both would constitute a default, with respect to any order, writ, injunction or decree of any court or before any federal, state, provincial, municipal or other governmental department, board, agency or instrumentality, or before any arbitrator, affecting or relating to any of the Acquired Assets. Except as disclosed in Schedule 3.5, no order, writ, injunction or decree is currently in effect with respect to Seller or the ownership or operation of the Acquired Assets.

		 3.6	Employee Plans and Contracts.

			(a)	Seller is not a party to any collective bargaining or
other labor union contract applicable to persons employed by Seller in the business or operations of the Facilities or the Acquired Assets.  There exist no current activities or proceedings to organize any unorganized employees of Seller employed in the Acquired Assets.

			(b)	There are no Employee Plans.

			(c)	No Employee Plan is required to be funded by Seller, nor is any Employee
Plan subject to Section 412 of the Internal Revenue
Code of 1986, as amended (or the corresponding provisions of any successor statute) ("Code").  Seller has no Employee Plans subject to or governed by the Employee Retirement Security Act or 1974, as amended (or the corresponding provisions of any successor statute) ("ERISA").

			(d)	No lien in favor of an Employee Plan exists nor has
there been any occurrence that, with the passage of time, could likely result in a lien on the assets of the Seller.

			(e)	There are no excise taxes, unrelated business income
taxes, additions to tax or penalties due to any entity or agency as a result of the maintenance or operation of any pension plan or other
Employee Plan.

			(f)	All material obligations of the Seller for salaries,
vacation and holiday pay, bonuses, stock-based awards, consulting fees, and other forms of compensation, current or deferred, payable to current or former employees, officers, directors, agents, consultants, or similar representatives of the Seller, whether arising by operation of law, by contract, by legally binding past custom or practice or otherwise, have been paid.

		 3.7	Finders.  Seller has not paid or become obligated to pay
any fee or commission to any broker, finder or intermediary for or on account of the transactions provided for in this Agreement.

		 3.8	Insurance.  Schedule 3.8 contains a list of the policies
 and contracts of insurance held by Seller (or Seller's parent for Seller's benefit) with respect to the Acquired Assets or the employees of Seller employed at the Acquired Assets for the period prior to November
20, 1996. Schedule 3.8 also contains a brief description (including the name of the insurer, the amount of the annual premium for the current policy period, amount of remaining coverage and coverage period) of each such policy. All such policies were in full force and effect for the period prior to November 20, 1996, and all premiums in respect of such policies have been paid in full.

		 3.9	Schedules and Other Information.  The Schedules and all
other certificates delivered pursuant hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. Originals or true and complete copies of all documents or other written materials underlying items listed in the Schedules, including without limitation all deeds, leases, mortgages, deeds of trust, security instruments, Permits, litigation files, Assigned Records, Contract Rights, Contracts, employee agreements and licenses, have heretofore been furnished to Purchaser or made available to it for copying in the form in which each of such documents is in effect, to the extent contained in Seller's files, and will not be modified prior to the Closing Date without Purchaser's prior written consent.

		 3.10	Taxes.  Seller has filed or has caused to be filed all
federal, state, county, municipal, local, foreign, and other tax returns required to be filed by it and has paid all Taxes (as hereinafter defined) which have become due (whether or not shown on any return) pursuant to such returns or pursuant to any assessments received by it. For purpose hereof, the term "Taxes" means any and all taxes, estimated taxes, assessments, levies, withholdings, duties, fees, interest, penalties, deficiencies, additions, and government charges or impositions of any kind whatsoever, whether federal, state, county, municipal, local or foreign. Seller represents that there is no tax lien, pending or threatened, against any of the Acquired Assets as of the Closing Date.

		 3.11	Contract Rights.

			(a)	Except as otherwise disclosed on Schedule 3.11, all of
the Contract Rights are in full force and effect, are valid and enforceable in accordance with their terms, and no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default under any provision thereof.  No claim or notice of the occurrence or existence of any such event or condition has been received by Seller.  Except as specifically designated on Schedule 3.11,
Seller has the right to transfer all of its right, title and interest in such Contract Rights without any consent or approval of any person, and the transfer thereof to Purchaser as contemplated hereby (after securing consent or approval as to any Contract Rights so designated on Schedule
3.11) will not in any way affect the validity or enforceability of any
Contract Rights.

			(b)	Schedule 1.7 contains a true and correct list of all
Contracts relating to or in any affecting the Facilities or the Acquired
Assets.  All such purchase orders and purchase contracts and agreements represent valid and binding orders enforceable against Seller and, to
Seller's knowledge, each other person or entity which is a party thereto in accordance with their respective terms.

			(c)	Seller has delivered to Purchaser true and complete
copies of all Contracts, including those creating or evidencing the
Contract Rights.  All of the Contract Rights are in full force and effect, are enforceable by Seller, and, to the best of Seller's knowledge, will be enforceable by Purchaser, in accordance with their respective terms.
Seller is not and, to Seller's knowledge, none of the other parties to the
Contract Rights is in breach of or default, in any material respect, under any term, provision or condition of any of the Contract Rights (there existing no event under any such Contract Rights which, with notice, the lapse of time or otherwise, would entitle, to Seller's knowledge, Seller or would entitle any other party thereto to terminate or accelerate the same).

		 3.12	Financial Statements.

			(a)	Seller has heretofore delivered to Purchaser certain
information concerning Seller's operation of the Facilities (the
"Financial Statements").  The Financial Statements of Seller delivered to
Purchaser are true, correct, complete, and accurate in all respects and fairly present the financial condition, results of operations of the
Facilities and Seller.

			(b) 	Other than routine operating expenses (including labor
and supplies) which are less than $5,000 in the aggregate as of the
Closing Date, Seller will not have any Liabilities arising out of transactions entered into at or prior to Closing arising out of the ownership or operation of the Acquired Assets or the Facilities, including
Taxes with respect to or based upon transactions or events occurring on or before the Closing, which are not Assumed Liabilities.

		 3.13	Disclosure.  All material facts possessed by Seller
relating to the Acquired Assets have been disclosed and made available to the Purchaser in connection with this Agreement. The representations, warranties, statements, and certificates furnished to Purchaser by Seller relating to the Seller, its operations, the Acquired Assets or the transaction contemplated herein, contain no untrue statements of material facts and Seller has not intentionally omitted any material fact.

		 3.14	Bankruptcy.  No petition in bankruptcy has been filed
or for reorganization or for protection under any debtor relief law has been filed against Seller, CFR, CFRCCI or Tom Shirey.

ARTICLE 4.

	Representations and Warranties of Purchaser

		Purchaser hereby represents and warrants to Seller as follows:

		 4.1	Organization.  Purchaser is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware.

		 4.2	Authority.  The execution, delivery and performance by
Purchaser of this Agreement and each agreement and instrument to be executed, delivered and performed by Purchaser pursuant hereto have been duly authorized and approved by all requisite corporate action. Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement and such other agreements and instruments nor the consummation of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms and provisions hereof or thereof, will (a) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Purchaser or any judgment, order, award or decree to which either is a party or by which it is bound, (b) require any approval, consent or authorization of, or other order or action, or filing with, any person or entity, including without limitation any court, governmental authority or regulatory body, or (c) give any party with rights under any instrument, agreement, mortgage, judgment, order, award or decree the right to terminate the rights and obligations of Purchaser under such instrument, agreement, mortgage, judgment, order, award or decree. Purchaser have full power and authority to do and perform all acts and things required to be done by it under this Agreement. This Agreement and each agreement and instrument to be executed, delivered and performed by Purchaser pursuant hereto constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

		 4.3	Finders.  Purchaser has not paid or become obligated to pay
any fee or commission to any broker, finder or intermediary for or on account of the transactions provided for in this Agreement.

ARTICLE 5.

	Actions Prior to the Closing Date

		The following actions have been or will be taken prior to the Closing Date:

		 5.1	Preserve Accuracy of Representations and Warranties.
Except to the extent inconsistent with prudent business operations unrelated to the existence of this Agreement, and except for events of casualty due to any cause other than intentional misconduct on the part of the covenanting party, each of the parties hereto shall refrain from taking or failing to take or permitting or suffering to be taken any action within its control which would render any representation and/or warranty contained in Articles 3 and 4 of this Agreement inaccurate in any material respect as of the Closing Date. Seller will promptly notify Purchaser, and Purchaser will promptly notify Seller, of all lawsuits, claims, proceedings and investigations that may be threatened in writing, brought, asserted or commenced against them or their respective officers or directors (a) involving, or which might have a material adverse effect on the ability of the covenanting party to perform, the transactions called for by this Agreement or (b) which might have a material adverse effect on the Acquired Assets.

		 5.2	Operation of Acquired Assets.  From the date hereof through
the Closing Date, except with the prior written consent of Purchaser, and subject to Force Majeure, Seller shall, in all material respects, use, operate and maintain the Acquired Assets in the ordinary course, shall cause the current level of insurance coverage on the Acquired Assets as listed on Schedule 3.9 to be maintained, shall continue its maintenance and turnaround practices, shall not modify, amend or terminate any of the
Contract Rights without Purchaser's prior written consent, and shall use best efforts to (i) maintain intact the Acquired Assets in the condition represented in Section 3.3(b), ordinary wear and tear excepted, and (ii)
keep available an adequate work force.

		 5.3	Payment of Liabilities.  Seller shall be solely responsible
for, and shall INDEMNIFY, DEFEND AND HOLD HARMLESS Purchaser from any liability for, all Liabilities, including, but not limited to, liabilities for Taxes (including, without limitation, sales, special fuels, state and local franchise fees and Federal, state or local income, business, franchise, real estate transfer and excise taxes), fees, assessments, charges, royalties and other payments owing on account of the operations, acts or omissions of Seller relating to ownership and operation of the
Acquired Assets prior to the Closing or arising in connection with the transactions contemplated hereby.  Seller shall incur no new Liabilities with respect to the Acquired Assets prior to the Closing Date.

		 5.4	No Solicitation or Shopping.  Seller, its agents and
representatives and its employees, officers, directors, and shareholders shall not directly or indirectly solicit, initiate or negotiate inquiries or proposals from any person or entity other than Purchaser and its officers, employees, representatives and agents concerning any direct or indirect acquisition of the Acquired Assets or any portion thereof.

		 5.5	Cooperation.  Seller, CFR and CFRCCI shall cooperate with
and assist Purchaser promptly to file or submit and diligently prosecute any and all applications or notices with public authorities and all requests for consents or approvals to private persons, the filing or granting of which is necessary for the consummation of the transactions contemplated hereby or to prevent termination or restriction of any right, privilege, license, agreement of Seller or the Acquired Assets or any loss or disadvantage to the Acquired Assets upon the consummation of the transactions contemplated hereby. Without limitation of the generality of the foregoing, (i) Seller, CFR and CFRCCI shall cooperate with Purchaser in obtaining the transfer to Purchaser of all Permits and Contract Rights and the estoppel certificates referred to in Section 7.4, (ii) Seller, CFR and CFRCCI hereby consent to, approve and authorize Purchaser to operate, manage and use the Facilities, whether such consent is required under any lease covering such Facilities or otherwise, and (iii) Dove, CFR and CFRCCI hereby consent to and approve any subsequent assignment, transfer, sublease or other disposition to Purchaser (or Purchaser's successors and assigns) of any or all of the lessee's rights and interests in, to and under any of the lease agreements with Frio, County, Texas (or its successors or assigns), including, without limitation, the following: (1)
Lease Purchase Agreement dated September 1, 1987, between Consolidated
Financial Resources, Inc., as lessor, and the County, as lessee; (2) Lease Purchase Agreement dated June 1, 1988, between CFR, as lessor, and County, as lessee; and (3) Municipal Lease Purchase Agreement dated April 19,
1994, between County, as lessee and CFR, as lessor.

		 5.6	Supplemental Disclosure.  Seller shall prior to Closing
amend the representations and warranties made by it herein, in the Schedules and in all other certificates delivered by it to Purchaser pursuant hereto to ensure that such representations and warranties, Schedules and other certificates remain true, correct and complete between the date of this Agreement and the Closing. Purchaser shall, prior to Closing, amend the representations and warranties made by it herein to ensure that such representations and warranties remain true in all material respects between the date of this Agreement and Closing. The delivery by one party to the other of each such amended representation or warranty, Schedule or other certificate shall constitute a new representation and warranty by the delivering party as to the truth, completeness and accuracy of each such amended representation or warranty, Schedule or certificate.

		 5.7	Commercial Efforts.  Provided the covenanting party shall
not be required to incur unreasonable expense in connection therewith, each of the parties hereto shall use commercially reasonable efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence (including obtaining any authorizations, consents, approvals or waivers necessary to the performance of such party's obligations hereunder) and to consummate the transactions contemplated hereby.

		 5.8	Pay Vendors.  Seller shall pay and discharge (or make
adequate provision for the payment and discharge, in a manner satisfactory to Purchaser) any and all liabilities or obligations owed to those vendors listed on Schedule 5.8.

ARTICLE 6.

	Information and Records Concerning the Business; Title Procedures

		 6.1	Access to Information and Records.  Seller shall give
Purchaser, its employees, counsel, accountants and other representatives full and complete access at Purchaser's sole risk and expense during normal business hours and upon reasonable prior notice throughout the period prior to the Closing Date to all Seller's properties, books, software, electronic documents or records, other records and personnel related to the Facilities, the Acquired Assets or the Real Property to be sold or assigned to Purchaser, and shall permit such representatives of Purchaser to discuss Seller's business, finances and affairs relating to the Acquired Assets or the Real Property to be sold or assigned to Purchaser or otherwise covered by the Lease with Seller's officers, directors, employees, counsel and accountants. Seller hereby authorizes all of its officers, directors, employees and counsel to discuss its business, finances and affairs with representatives of Purchaser and furnish to Purchaser all such information concerning the Acquired Assets and the business related thereto as Purchaser may request. Representatives of Purchaser shall be afforded access to third parties who have contracts with Seller relating to the Acquired Assets or the Real Property to be sold or assigned to Purchaser or otherwise covered by the Lease for the purpose of accomplishing an orderly transfer of the Acquired Assets and the Lease to Purchaser on the Closing Date or obtaining estoppel certificates. After the Closing Date, Seller shall continue to provide Purchaser access, to the extent permitted by law, to Seller's personnel files and records relating to the employment of persons at or in connection with the Facilities.

		 6.2	Delivery of Information by Seller.  (a) Within two (2) days
after the execution of this Agreement by Seller, Seller, at Seller's sole cost and expense, shall deliver or cause to be delivered to Purchaser the following:

		(1)	commitment for Title Insurance (the "Title Commitment")
from Stewart Title Company ("Title Company") setting forth the status of the title of the Real Property and showing all liens, claims, encumbrances, easements, rights-of-way, encroachments, reservations, restrictions, and all other matters of record affecting the Real Property;

		(2)	a true, complete, and legible copy of all documents
referred to in the Title Commitment; and

		(3)	a survey of the Real Property ("Survey") consisting of a
plat and field notes prepared by a licensed surveyor acceptable to Purchaser, which Survey shall show or be updated to (i) reflect the actual dimensions of, and area within, the Real Property, the location of any easements, rights-of-way, setback lines, encroachments, or overlaps thereon or thereover, (ii) identify by recording reference all easements, set back lines, and other matters referred to in the Title Commitment,
(iii) include the surveyor's registered number and seal and the date of the Survey, and (iv) reflect that there is access to and from the Real
Property from a publicly dedicated street or road. To the extent that Purchaser wishes to update the Survey supplied hereunder, the cost thereof shall be borne by Purchaser.

		(4)	copies of any Environmental Reports pertaining to the Real
Property in Seller's possession.

		 6.3	Title.  Purchaser shall have until the Closing Date, to
object in writing to any liens and encumbrances reflected by the Title Commitment, or any matters disclosed on the Survey. All liens and encumbrances or matters to which Purchaser so objects are hereinafter referred to as the "Non-Permitted Encumbrances"; if no such notice of objection is given, then it shall be deemed that all matters reflected by the Title Commitment are "Permitted Encumbrances." Seller shall have the right, but not the obligation, to cure prior to Closing all or any Non-Permitted Encumbrances. If Seller does not timely cause all of the Non-Permitted Encumbrances to be removed or cured, Purchaser, as its sole remedy, shall have the right to either (i) terminate this Agreement in accordance with Section 12.1 hereof, or (ii) elect to purchase the Real Property subject to the Non-Permitted Encumbrances. The Non-Permitted Encumbrances, subject o which Purchaser elects to purchase the Real
Property, shall thereafter be Permitted Encumbrances.

ARTICLE 7.

	Conditions Precedent to Obligations of Purchaser

		The obligations of Purchaser under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by Purchaser in writing:

		 7.1	Representations and Warranties Accurate..  All
representations and warranties of Seller contained in this Agreement, the Schedules hereto or in any other certificate or document delivered by or for the account of Seller in connection herewith shall have been true, complete and accurate in all material respects when made and, after giving effect to any amendments to such representations and warranties made pursuant to Section 5.6 which (i) are acceptable to Purchaser and (ii) are delivered to Purchaser no later than forty-eight (48) hours prior to the time of Closing (hereinafter, the "Amendments"), shall be true, complete and accurate in all material respects at and as of the Closing Date as if made at and as of the Closing Date. Seller shall furnish Purchaser with a certificate, dated the Closing Date, in such form as Purchaser may reasonably request and signed on Seller's behalf by a duly authorized fficer of Seller, as to the truth, completeness and accuracy of the representations and warranties of Seller. For purposes of determining whether a misrepresentation or breach of a warranty has occurred, Seller's representations and warranties shall be its representations and warranties as modified by the Amendments.

		 7.2	Performance by Seller.  Purchaser shall have satisfied
itself that Seller shall have performed and complied in all respects with all agreements and conditions required by this Agreement to the performed and complied with by it prior to or on the Closing Date.

		 7.3	Authorization, Approvals and Consents.  All governmental
and third party approvals and consents necessary in Purchaser's judgment to be obtained by Purchaser to consummate the transactions contemplated hereunder and own and operate the Acquired Assets shall have been obtained by Purchaser prior to the Closing Date. Purchaser shall have received all authorizations, consents, approvals, estoppel certificates and waivers or other actions (collectively, "Consents") (i) required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement (including, without limitation, Shawnut National Bank, N.A.
and/or Fleet Bank, N.A.), and (ii) necessary in Purchaser's judgment to properly and effectively transfer to Purchaser the Contract Rights or to other Acquired Assets.

		 7.4	Legal Prohibition.  On the Closing Date, there shall exist
no injunction or judgment, law or regulation prohibiting the consummation of the transactions contemplated by this Agreement.

		 7.5	Permits.  Purchaser shall have received assurances
satisfactory to it that all Permits shall be transferable at Closing, or shall be granted or issued to Purchaser at or immediately following Closing, so that Purchaser shall be entitled to own and operate the Acquired Assets, without material modification or adjustment or requirement that Purchaser incur material expenditure, after Closing in the same fashion as it was operated by Seller immediately prior to the date hereof.

		 7.6	Changes in Law.  No change in law (or interpretation
thereof) which in Purchaser's judgment could materially and adversely affect the ownership and operation by Purchaser of the Acquired Assets or any material part or item thereof shall have occurred between the date hereof and the Closing Date.

		 7.7	Financing.  If Purchaser deems the same necessary, in
its sole discretion, Purchaser shall have obtained third party financing for purposes of acquiring the Acquired Assets, on such terms and conditions as are satisfactory to Purchaser, in its sole discretion.

		 7.8	Title Policy.  Purchaser shall have obtained a title policy
issued by the Title Company acceptable to Purchaser, insuring Purchaser's ownership in fee title to the Real Property, in form and substance acceptable to Purchaser; and Purchaser, in its sole discretion, shall be satisfied with the coverage thereof and the exceptions and exclusions therefrom.

		 7.9	Satisfaction With Acquired Assets.  Purchaser, in its sole
and absolute discretion, shall be fully satisfied in all respects with all
of the Acquired Assets.   Seller acknowledges that Purchaser has not
completed its review of the Acquired Assets as of the execution of this Agreement and may not complete such review until the Closing.

 		7.10	Release of Liens and Subordination of Rights.  Seller, CFR
and CFRCCI shall release and fully discharge any rights, liens, security interests or encumbrance that Seller may have, as lessor under a lease or in any other capacity, to any of the revenues, accounts receivable or other amounts received by or on behalf of the Frio County from or in any way relating or attributable to the operation, use or management of the Facilities. In addition, to the extent that Seller has any right to foreclose on or succeed to the interest of the Frio County under any lease covering any of the Facilities (or personal property used in connection therewith), Seller shall, prior to Closing, subordinate any such right or interest that it may have to the rights of Purchaser under any of the Contract Rights (or any operation or management subsequently entered into covering the Facilities). Seller shall execute and deliver such releases, subordination agreements, non-disturbance agreements and other instruments as Purchaser may deem necessary or appropriate, in forms satisfactory to Purchaser.

		 7.11	Guaranty.  Seller shall deliver to Purchaser a
Guaranty, executed by Tom Shirey, in form and substance satisfactory to Purchaser, in Purchaser's sole discretion, guaranteeing, among other things, the representations, warranties, covenants and indemnifications of or by Seller under this Agreement (and any agreement, document or instrument executed or delivered in connection herewith).

		 7.12	At Closing.  At the Closing, Purchaser shall be
furnished the documents required or contemplated under this Agreement, and Seller shall (i) deliver to Purchaser good and marketable title to the Acquired Assets, free and clear of all liens, security interests, pledges, mortgages, deeds of trust, servitudes, charges, consents, preferential purchase rights and encumbrances (other than Permitted Encumbrances) and those specifically assumed by Purchaser in writing), and (ii) execute and deliver, or cause the execution and delivery of, all instruments as are necessary to effectively transfer such title to Purchaser, said instruments to be in form reasonably acceptable to Purchaser, including, without limitation, the instruments identified in clauses (a), (b), and
(d) below:

			(a)	Deeds, Bills of Sale, Assignments, Etc.  Such bill(s)
of sale, deed(s) (covering the Real Property), endorsements, assignments and other good and sufficient instruments of transfer, conveyance and assignment, and with such consents or waivers to the assignment of such
Acquired Assets as may be necessary, as shall be fully effective to vest in Purchaser title to the Acquired Assets.

			(b)	Assignment and Assumption Agreements.  For leases and
Contract Rights, Assignment and Assumption Agreements under which all of
Seller's rights are transferred to Purchaser, together with the original leases or Contract Rights, pursuant to this Agreement, as shall be fully effective to vest in Purchaser all of Seller's rights therein and under which Purchaser shall assume and agree to discharge Assumed Liabilities, where appropriate (together with such estoppel certificates relating thereto as Purchaser may request).

			(c)	Records.  All Assigned Records.

			(d)	Release of Liens, Etc.  Such documents in addition to
those described in (a) and (b) above as are required to effect release of liens, security interests and financing statements on, and effect transfer of title to, the Acquired Assets.

			(e)	Estoppel Certificates.  Such estoppel certificates, in
forms satisfactory to Purchaser, executed by (i) the lessor and lessee under any lease covering all or any portion of the Facilities, (ii) the
Frio County, Texas, and (iii) and any other person holding any debt secured by the Facilities or the revenue therefrom or any portion thereof.

ARTICLE 8.

 	Conditions Precedence to Obligations of Seller

		The obligations of Seller under this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller in writing
(Seller being deemed to have waived any unsatisfied conditions by consummating the sale contemplated in this Agreement):

		 8.1	Representations and Warranties Accurate.  All
representations and warranties of Purchase contained in this Agreement or in any certificate delivered by or for the account of Purchaser in connection herewith shall have been true, complete and accurate in all material respects when made and, after giving effect to any amendments thereto made pursuant to Section 5.9 which are acceptable in form and substance to Seller, shall be true, complete and accurate in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date. Purchaser shall furnish Seller a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, as to the truth, accuracy and completeness of the representations and warranties of Purchaser in such form as Seller may reasonably request. For purposes of determining whether a misrepresentation or breach of a warranty has occurred, Purchaser's representations and warranties shall be its representations and warranties as modified by such amendments thereto made pursuant to
Section 5.7 as shall be acceptable in form and substance to Seller.

		 8.2	Performance by Purchaser.  Seller shall have satisfied
itself that Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date (including without limitation the following enumerated agreements and conditions):

			(a)	Purchaser shall have delivered to Seller the cash
payments required by Section 2.3 hereof;

			(b)	Purchaser shall have executed and delivered to Seller
the Assignment and Assumption Agreements required to be delivered by
Purchaser to Seller; and

		 8.3	Legal Prohibition.  On the Closing Date, there shall exist
no injunction or judgment, law or regulation prohibiting the consummation of the transactions contemplated by this Agreement.

		 8.4	Termination Date.  The transactions contemplated hereby
shall have been consummated on or before ninety (90) days after the date of execution hereof, as such date may be extended by Purchaser.

		 8.5	Lease Purchase Agreement.  Seller and Purchaser shall each
execute and deliver a lease purchase agreement, in substantially the form attached hereto as Exhibit "A."

ARTICLE 9.

	Indemnification

		 9.1	Indemnified Representations, Warranties and Agreements of
Seller.

			(a)	Seller hereby agrees to indemnify, defend, and hold
Purchaser, and its shareholders, officers, directors, employees, agents and representatives, harmless from and after the Closing against and in respect of any losses, liabilities (including, but not limited to, any court costs or attorney fees), and damages of any kind whatsoever incurred by Purchaser that (i) arise in any manner from or relate to the Acquired
Assets, or the ownership, use, operation, or disposition of the Acquired
Assets (including, without limitation, all obligations and liabilities under any Contract Rights accruing), prior to the Effective Time, (ii)
arise in any manner or relate to the Retained Assets, (iii) result or arise from any misrepresentation, breach of warranty or breach or nonfulfillment of any agreement or covenant on the part of Seller contained in this Agreement or in any certificate delivered pursuant hereto or in connection herewith, or (iv) result or arise from any
Retained Liabilities (including, without limitation, any liability or obligation (1) under any Environmental Regulations regardless of whether such Environmental Regulations existing now or promulgated in the future, and regardless of whether any such Environmental Regulations were violated
(2) arising from or relating to the severance or termination of any of the employees of Seller), and from all suits, actions, proceedings, demands, assessments, judgments, costs, reasonable attorneys' fees and expenses incident to any of the foregoing matters, including those out-of-pocket costs, charges and expenses in respect of the participation of officers and employees of Purchaser after the Closing Date in defense thereof (all of the foregoing being referred to herein as the "Losses").

			(b)	In addition to the indemnity provided in Section
9.1(a) and without limiting the generality thereof, Seller hereby agrees to indemnify and hold Purchaser harmless from and after the Closing against and in respect of any losses, liabilities and damages incurred by Purchaser arising out of or based upon failure of Seller and/or Purchaser to comply with any applicable successor tax law.

			(c)	If a claim by a third party is made against Purchaser,
and if Purchaser intends to seek indemnity with respect thereto under
Section 9.1(a), Purchaser shall notify Seller of such claim, provided that
Purchaser's failure to give Seller prompt notice of a third party claim shall not deny Purchaser its right to claim indemnification hereunder except to the extent Seller is prejudiced thereby.  Seller shall have 30 calendar days after receipt of the above-mentioned notice to elect to undertake, conduct and control, through counsel of its own choosing and at its expense, the settlement or defense therefor, and Purchaser shall cooperate with it in connection therewith; provided, however, that:  (i)
Purchaser shall be entitled to assume the defense of such claim to the extent reasonably necessary while Seller determines whether to undertake the settlement or defense thereof, and to be indemnified therefor, (ii)
Seller shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of Purchaser or any material interference with the business or operation of the Acquired Assets or any intended disposition thereof, and (iii) Seller shall permit Purchaser to participate in (but not control) such settlement or defense through counsel chosen by Purchaser, provided that the fees and expenses of such counsel shall be borne by Purchaser and shall not be included in Losses.
If Seller fails to respond within this thirty (30) day period, then
Purchaser shall have full discretionary control with regard to the settlement and defense thereof, and Seller shall be bound thereby, and INDEMNIFY
AND HOLD HARMLESS Purchaser for any Losses relating thereto.
Purchaser may, at the sole cost and expense of Purchaser, participate with
Seller and its counsel in contesting the third party claim, including without limitation the making of any related counterclaim against the third party asserting the claim or any cross-complaint against any person or entity.

		 9.2	Indemnified Representations, Warranties and Agreements of
Purchaser.

			(a)	Purchaser hereby agrees to indemnify, defend, and hold
harmless Seller from and after the Closing against and in respect of any losses, liabilities or damages incurred by Seller that result or arise from (i) acts or omissions of Purchaser with respect to the ownership or operation of the Acquired Assets after the Effective Date, or (ii) any misrepresentation, breach of warranty, or breach or nonfulfillment of any agreement or covenant on the part of Purchaser under this Agreement
(including the Purchaser's covenant to assume and pay, perform or discharge Assumed Liabilities).

			(b)	In making claims for indemnification pursuant to this
Section 9.2, Seller and Purchaser shall be obligated to follow the same procedures as are applicable to Purchaser's claims for indemnification pursuant to Section 9.1(c) and shall be subject to the same principles and rules as therein set forth.

		 9.3	Default Interest Rate.  If any party shall fail to pay when
due any amount accruing under this Article 9, such amount shall thereafter bear interest at the Default Interest Rate (as hereinafter defined) until satisfied.  For purposes hereof, the term "Default Interest Rate" shall mean a rate per annum equal to the lesser of (a) five percent (5%) plus a varying rate per annum that is equal to the interest rate publicly quoted by Texas Commerce Bank, N.A. from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate, and (b) the maximum non-usurious rate permitted by applicable law.

ARTICLE 10.

	Employee Relations and Benefits

		 10.1	Employees.  From time to time prior to the Closing
Date as shall be requested by Purchaser, Purchaser shall be permitted to interview all of Seller's employees during business hours, pursuant to schedules to be coordinated with Seller, and, to the extent permitted by law, Seller shall give Purchaser all information (or copies thereof) in Seller's possession reasonably requested by Purchaser in connection with such employees. Purchaser may offer employment commencing as of the Closing Date to any such employees on such terms as Purchaser shall deem appropriate. Seller shall be responsible for any and all termination and other benefits, costs or judgments, if any are owed or awarded to such employees as a result of termination by or with Seller.

		 10.2	No Rights to Employment.  Nothing herein expressed or
implied shall confer upon any employee or former employee of Seller or any legal representatives thereof or any collective bargaining agent any rights or remedies, including, without limitation, any right to employment, or continued employment for any specified period, or the payment of any benefit of any nature or kind whatsoever under or by reason of this Agreement.

		 10.3	Warn Act.  In the event that termination of any or all
of Seller's employees (which are not the employees of Purchaser) results in any obligation or liability under the WARN Act, Seller shall pay and discharge any and all liability and obligations imposed on Purchaser or Seller under the WARN Act, including, without limitation, those incurred in connection with the transactions contemplated in this Agreement, this
Article 10 or from Purchaser's not employing any person employed by Seller.

ARTICLE 11.

	Actions to be Taken
	Subsequent to the Closing Date

		 11.1	Further Assurances.  To the extent such authorization
is necessary, Seller authorizes Purchaser (i) to be the operator of each of the Facilities and (ii) to apply for and obtain recordation of the evidences of transfer to Purchaser of the Acquired Assets under this Agreement. Seller shall (at its expense) promptly execute such documents as Purchaser may reasonably request to obtain the full benefits of the transfer of ownership of the Acquired Assets, which documents Purchaser may duly record at its sole expense in each appropriate office, bureau and tribunal in each jurisdiction as the registered owner or proprietor of each of the rights hereby transferred.

		 11.2	Mutual Cooperation with Respect to Taxes and Other
Financial Matters and Other Financial Matters. Each of Purchaser and Seller will provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any tax return, any audit or other examination by any taxing or other governmental authority, or any judicial or administrative proceedings relating to liability or taxes or other governmental matters relating to the transactions contemplated by this Agreement. Each party will provide the other with the opportunity to make copies of any records or information which may be relevant to such return, audit or examination, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant tax returns and supporting work schedules. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance, and after the expiration of four months from the Closing Date, for services provided at a reciprocal per diem rate to be mutually agreed upon for the specific employees of Purchaser, or Seller, involved in performing such services.

		 11.3	Cooperation in Litigation.  In the event that, after
the Closing Date, Seller or Purchaser shall reasonably require the participation of officers and employees by each other to aid in the defense or prosecution of litigation or claims, and so long as there exists no unwaived conflict of interest between the parties, each of Seller and Purchaser shall make such officers and employees reasonably available to participate in such defense or prosecution provided that, except as required pursuant to the provisions of Article 9, the party requiring the participation of such officers or employees shall pay all reasonable out-of-pocket costs, charges and expenses arising from such participation.

		 11.4	Omitted Assets.  Seller agrees to transfer (or cause
to be transferred) to Purchaser, promptly upon demand therefor, at no cost to Purchaser, any asset or right (tangible or intangible and including without limitation any Contract) owned by Seller at any time between the date hereof and the Closing Date which does not appear on a Schedule hereto, if such asset or right is an Acquired Asset and Purchaser has demanded that such asset or right be transferred to it.

ARTICLE 12.

	Termination

		 12.1	Termination Events.  This Agreement may, by notice
given on or prior to the Closing Date, in the manner hereinafter provided, be terminated and abandoned:

			(a)	By mutual consent of Seller and Purchaser;

			(b)	By either Purchaser or Seller if the Closing shall not
have occurred on or before the Termination Date; provided, however, that no party hereto can so terminate this Agreement if the Closing has failed to occur because such party failed to perform or observe its material agreements and covenants hereunder;

			(c)	By either Purchaser or Seller if any court or
governmental agency shall have issued an order, judgment or decree or taken any other action materially challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein;

			(d)	By Purchaser, if without fault of Purchaser, all
conditions set forth in Article 7 shall not have been satisfied prior to the Closing Date; or

			(e)	By Seller, if without fault of Seller, all conditions
set forth in Article 8 shall not have been satisfied prior to the Closing
Date.

		 12.2	Effect of Termination.

			(a)	In the event the Closing does not occur as a result of
any party hereto exercising its right to terminate pursuant to Section
12.1, then this Agreement shall be null and void, and except as expressly provided herein, no party shall have any rights or obligations under this
Agreement, except that nothing herein shall relieve any party from liability for any willful or negligent failure to perform or observe any accrued obligation, covenant or agreement herein, including, but not limited to, indemnity obligations.  Subject to the provisions of Section
12.2(b), if the termination of this Agreement results from failure of any party to perform any material obligation, covenant or agreement herein, then the other party hereto shall be entitled to all remedies available at law or in equity.  Subject to the provisions of Section 12.2(b), if any party to this Agreement resorts to legal proceedings to enforce this
Agreement or any rights in respect hereof, the prevailing party in such proceedings shall be entitled to recover all costs incurred by such party including reasonable attorneys' fees, in addition to any other relief to which such party may be entitled.

ARTICLE 13.

	Other Provisions

		 13.1	Survival of Representations, Warranties and
Agreements. The representations, warranties, covenants and agreements contained herein shall survive the Closing.

		 13.2	Transfer, Sales and Property Taxes.

			(a)	Seller will pay or reimburse Purchaser for any
transfer, purchase, sales, use or similar tax under the laws of any nation, state or any country, city, or political subdivision thereof arising out of the transactions contemplated by this Agreement and any filing or recording fees payable in connection with the instruments of transfer provided for herein.

			(b)	All personal property, and ad valorem taxes, water
charges and sewer rents, if any, vault charges, if any, and all other taxes, charges or assessment levied or imposed upon the Acquired Assets by the State of Texas, any county where any of the property is located or any other governmental subdivision or taxing authority of any one of the foregoing or of any other locale, shall be apportioned or prorated on a per diem basis between Purchaser and Seller as of the Effective Time (the "Adjustment Time"). Toward this end, Seller hereby agrees to pay or cause to be paid, on or prior to the Closing Date all other taxes and assessments against the Acquired Assets for all calendar years prior to the calendar year of Closing. If the Closing Date shall occur before the tax rate for the year of Closing is fixed by the appropriate taxing authority, the apportionment of any such taxes shall be upon the basis of the tax rate for the preceding calendar year applied to the latest assessed valuation and shall he readjusted promptly after such taxes are known.

		 13.3	Complete Agreement.  This Agreement, including the
Schedules and Exhibits attached hereto, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter, including, without limitation, that certain Letter of Intent dated September 25, 1996, as amended, between Dove and Purchaser (except insofar as the same relates to the Confidentiality Obligations, as hereinafter defined).

		 13.4	Passage of Title and Risk of Loss.  It is the intent
of the parties that title and risk of loss to the Acquired Assets shall pass from Seller to Purchaser at the Effective Time, notwithstanding that the Closing shall take place later on the Closing Date. If there is any material damage, destruction or loss to any material portion of the Acquired Assets between the date hereof and the Closing Date, caused by Force Majeure ("Material Event"), or if any condemnation proceeding against any material portion of the Acquired Assets has been commenced prior to the Closing Date ("Condemnation"), Purchaser and Seller shall have the following rights with respect to such Material Event or
Condemnation:

			(a)	Should a Material Event or Condemnation occur between
the date of this Agreement and the Effective Time, Seller shall notify
Purchaser in writing of such occurrence and Purchaser may elect to complete the Closing and take possession of the Acquired Assets without any reduction of the Purchase Price or of the other obligations of
Purchaser hereunder; provided, however, that Seller, if permitted by the terms of any insurance policy, or applicable law, as the case may be, shall assign to Purchaser, in respect to such Material Event or
Condemnation, Seller's claim against any third party, or its right to recover under any insurance policies maintained by Seller or, where any such assignment is not permitted by the terms of any such policy, or applicable law, as the case may be, Seller shall arrange for payment to
Purchaser of all proceeds payable in respect of such Material Event or
Condemnation under such policy, and shall cooperate with Purchaser in effecting such recovery and shall not settle or compromise any claim in connection with a Material Event or Condemnation without Purchaser's prior consent (not to be unreasonably withheld), and if Seller recovers any payments for any third party in connection with a Material Event or
Condemnation, it shall hold such proceeds in trust for Purchaser's benefit, and pay them over to Purchaser.  Purchaser shall have the right to delay the Closing for a period of up to ten (10) days after the date of notice of occurrence of any Material Event or Condemnation for the purpose of determining whether to elect to complete the Closing.

			(b)	If Purchaser shall not elect to close as contemplated
by Section 13.4(a) hereof, Seller and Purchaser may elect, in writing executed by both parties, prior to the Closing Date, at Seller's expense, to permit Seller to repair or to restore to the satisfaction of Purchaser, the damaged or destroyed portions of the Acquired Assets suffering the
Material Event to its or their operating conditions substantially as it or they were immediately prior to the occurrence of the Material Event.  If the parties so elect, the Closing may be postponed for a reasonable time
(not later than to permit Seller to complete such restoration to the satisfaction of Purchaser, and insurance proceeds with respect to such casualty (regardless of when paid) shall be excluded from the Acquired
Assets).

			(c)	If Purchaser elects not to close, this Agreement shall
terminate and be null and void and neither party shall have any liability to the other hereunder in respect of such termination.

		 13.5	Waiver, Discharge, Etc.  This Agreement and its
exhibits and schedules may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized representatives. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this agreement shall be held to be a waiver of any other or subsequent breach.

		 13.6	Severability.  In the event that any provision of this
Agreement shall be determined to be invalid or unenforceable in any respect and such determination does not have a material adverse effect on the interests of Seller, or Purchaser, as the case may be, in the transaction contemplated hereby, such determination shall not affect such provision in any other respect or any other provision of this Agreement, which shall remain in full force and effect.

		 13.7	Arbitration.  Except as expressly provided elsewhere
in this Agreement, any controversy or claim arising out of or relating to this Agreement or the relationship, rights, duties and obligations of the parties hereto, or the breach hereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American
Arbitration Association (the "AAA") as such rules may be modified herein or as otherwise agreed by the parties in such controversy. The forum for arbitration shall be Houston, Texas and the governing law for such arbitration shall be the laws of the State of Texas. Following thirty
(30) days' notice by any party of intention to invoke arbitration to resolve any dispute arising under this Agreement and not resolved to the parties' mutual satisfaction within such thirty (30) day period shall be determined by a single arbitrator upon which the parties agree, or, if the parties cannot agree on a single arbitrator within five (5) business days following such thirty (30) day period, then by a board of three (3) arbitrators, which arbitrator(s) shall be selected for each such controversy so arising hereunder in the manner hereinafter provided. In the event it is necessary to proceed with a board of three (3) arbitrators in order to resolve any controversy arising hereunder, then either party to the arbitration proceeding may apply to the AAA for the appointment of arbitrators to be selected by the parties to the arbitration from a list of ten (10) qualified potential arbitrators supplied by AAA, which shall include a resume of qualifications, background and experience. Each arbitrator must have had at least five (5) years experience in the area of the issue proposed for arbitration, and shall not be an employee, officer, director, representative, agent, consultant or in any way affiliated with either party. For a period of fifteen (15) days after the AAA's list is delivered to a party, such party shall have the right to strike three names from the list of arbitrators and the AAA shall pick three arbitrators from the names not stricken, who shall be the arbitrators hereunder. Any party who is unable or unwilling to so strike a name timely shall forfeit his right to participate in the selection process. If a selected arbitrator is unable or unwilling to act, or if for any other reason an appointment of the requisite number of arbitrators cannot be made from the list submitted to the parties by the AAA, then the AAA may be requested to submit another list of potential arbitrators and the same procedures shall apply. If the arbitrators are not appointed from the second list submitted by AAA, then any party, on behalf of all the parties, may request such appointment by the United States District Judge for the Federal District which includes Houston, Texas, who is then senior in service (acting as an individual and not in his judicial capacity). In the event of any subsequent withdrawal, by death, incapacity or resignation, of an arbitrator, the AAA may be requested to supply a list of three qualified arbitrators and each party shall have the right to strike one name from the list and the arbitrator not stricken shall be the replacement arbitrator; if, for any reason, more than one arbitrator's name remains on the list, then the replacement arbitrator shall be chosen by AAA. The arbitrator or arbitrators shall be guided, but not bound, by the Federal Rules of Evidence and by the discovery rules of the Federal Rules of Civil Procedure. Any discovery shall be limited to information directly relevant to the controversy or claim in arbitration. Such board shall determine the matters submitted to it pursuant to the provisions of this Agreement and render a decision thereon no later than sixty (60) Days after such board (or single arbitrator, as the case may be) has been appointed. The action of the sole arbitrator, or of a majority of the members of the board of arbitrators, as the case may be, shall govern and their decisions in writing shall be final and binding on the parties hereto, appealable only on the grounds of bias, abuse of discretion as a result of gross negligence or willful or wanton disregard of the facts.
Each party shall pay costs of the arbitration as allocated by the arbitrators in their decision.

		 13.8	Confidentiality.  Pursuant to that certain letter of
intent dated September 25, 1996, as amended, between Dove and Purchaser, the parties thereto agreed to certain confidentiality restrictions and obligations relating to the transactions covered by this Agreement ("Confidentiality Obligations"). Dove, Purchaser, CFR and CFRCCI hereby ratify and affirm the Confidentiality Obligations and agree that (i) the Confidentiality Obligations are expressly incorporated herein by reference, and (ii) the letter of intent, insofar as it relates to the Confidentiality Obligations, shall not be merged or superseded by the execution and delivery of this Agreement.

		 13.9	Notices.  All notices or other communications required
or permitted hereunder shall be in writing and shall be validly given if delivered personally, by telex, or sent by courier or by certified mail addressed, if to Purchaser to:

			Correctional Services Corporation
			1819 Main Street, Suite 1000
			Sarasota, Florida 34236
			Attention:   President

 		with a copy to:

			John G. Cannon
			Hutcheson & Grundy, L.L.P.
			1200 Smith Street, Suite 3300
			Houston, Texas 77002-4579

or to such other person or at such other place as Purchaser shall furnish to Seller and Seller's Stockholder in writing, and

		if to Seller to:

			Dove Development Corporation
			P.O. Box 191
			Greenville, Texas 75403
			Attention:  President

or to such other person or at such other place as Seller shall furnish to Purchaser and Seller's Stockholder in writing. Notice given by telex shall be deemed delivered when received as evidenced by their answer back. Notice given by certified mall as set out above shall be deemed delivered five business days after the date the same is postmarked. Notice given by courier shall be deemed delivered on the next business day after dispatch.

		 13.10	Expenses.  Except as expressly provided herein, if the
transactions contemplated by this Agreement are consummated or fail to be consummated for any reason which is Seller's fault or within Seller's control, Seller shall be solely responsible for its own and Purchaser's costs and expenses (including, without limitation, legal fees, appraisal and auditor fees, and other costs) incurred in connection herewith.

		 13.11	Title and Headings.  Titles and headings to Sections
herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

		 13.12	Governing Law.  THE VALIDITY, PERFORMANCE AND
ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF TEXAS, WITHOUT REFERENCE TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

		 13.13	Successors and Assigns, Transferability.  This
Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or permitted assigns of the parties hereto, provided that the rights and obligations of Seller and Purchaser may not be assigned or delegated to an unaffiliated third party without the consent of the other party. The transfer of a controlling interest in Purchaser's stock to an unaffiliated third party shall be considered an assignment of the rights and obligations of Purchaser for purposes of this section.

		 13.14	Remedies.  Seller acknowledges that money damages
would not be a sufficient remedy for beach of its obligations under this Agreement that are performable prior to Closing and agrees that Purchaser shall be entitled to specific performance and injunctive relief as a remedy for any such breach. Such remedy shall not be an exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available to Purchaser. Except as expressly set forth in Articles 10 and 13 to the contrary, each right, remedy, power and privilege of Purchaser herein provided for shall be cumulative and concurrent and shall be in addition to every other right, remedy, power and privilege provided for herein or by statute or at law or in equity or otherwise, and the exercise or partial exercise of any such right, remedy, power or privilege shall not preclude the simultaneous or later exercise of any or all such other right, remedies, powers and privileges.

		13.15	No Solicitation.  Unless and until this Agreement is
terminated, the Seller will not, directly or indirectly, solicit, initiate or encourage or give consideration to or accept any proposals or offers or enter into any agreements which provide for or contemplate an acquisition of Seller, the business of Seller, any of the Acquired Assets or any shares of stock or other equity securities of Seller, or respond to or participate in discussions regarding such proposals, offers or agreements, or any other transaction which could interfere with the consummation of the transactions contemplated by this Agreement.

		 13.16	Publicity.  No public announcement or other disclosure
of the transactions contemplated hereby shall be made by Seller without the prior written approval thereof by Purchaser.

		13.17	Third-Party Beneficiaries.  Except as otherwise
specifically provided in this Agreement, each of the provisions of this Agreement is for the sole and exclusive benefit of Seller and Purchaser and not for the benefit of any other person.

		 13.18	Execution in Counterparts.  This Agreement may be
executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party.

 		IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

						DOVE DEVELOPMENT CORPORATION
						By:      /s/ David Thomas Shirey, Jr.
						Name:    David Thomas Shirey, Jr.
						Title:   President


						CONSOLIDATED FINANCIAL RESOURCES, INC.
						By:      /s/ David Thomas Shirey, Jr.
						Name:    David Thomas Shirey, Jr.
						Title:   President


						CONSOLIDATED FINANCIAL RESOURCES, INC.
      /CRYSTAL CITY, INC.
						By:      /s/ David Thomas Shirey, Jr.
						Name:    David Thomas Shirey, Jr.
						Title:   President


						CORRECTIONAL SERVICES CORPORATION
						By:     /s/ J.F. Slattery
						Name:   James F. Slattery
						Title:  President